EXHIBIT 4.13


                            LAURUS MASTER FUND, LTD.
                          825 Third Avenue, 14th Floor
                            New York, New York 10022


                                                               September 6, 2005


Omaha Holdings Corp.
450 Las Olas Boulevard, Suite 1100
Fort Lauderdale, Florida 33301

North Texas Steel Company, Inc.
412 West Bolt Street
Fort Worth, Texas 76110

American Technologies Group, Inc.
1110 S. Fifth Avenue
Monrovia, California  91016


      Re:   Common Stock of American Technologies Group, Inc.

Ladies and Gentlemen:

      Reference is made to (a) the Security Agreement dated as of the date hereof (as the same may be amended, supplemented, restated or modified from time to time, the "Security Agreement") by and among Omaha Holdings Corp. ("Omaha"), North Texas Steel Company, Inc. ("NTSCO"), American Technologies Group, Inc. ("ATG", together with Omaha and NTSCO, each a "Company" and collectively, the "Companies") and Laurus Master Fund, Ltd. ("Laurus") and (b) the Ancillary Agreements (as defined in the Security Agreement) and all other documents, instruments and agreements executed in connection therewith (together with the Security Agreement and the Ancillary Agreement, collectively, the "Documents"). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement.

      By your signatures below, each Company agrees that, until such time as the shareholders of ATG approve an increase in the amount of authorized common stock of ATG to an aggregate amount of not less than 15,000,000,000 shares, which amount shall be sufficient to provide for the conversion of the Notes and exercise of the Options and the Warrants, each reference in the Documents to the issuance of a number of shares of common stock of ATG to Laurus shall be deemed to refer to the issuance of shares of Series D Convertible Preferred Stock of ATG to Laurus, in each case, in an amount equal to the number of shares of common stock of ATG referred to therein divided by 10,000, at a price multiplied by 10,000; provided, however, with respect to the Secured Convertible Term Note B, the ach reference in the Documents to the issuance of a number of shares of common stock of ATG to Laurus shall be deemed to refer to the issuance of shares of Series F Convertible Preferred Stock of ATG to Laurus, in each case, in an amount equal to the number of shares of common stock of ATG referred to therein divided by 10,000, at a price multiplied by 10,000.


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      Except as expressly provided herein, nothing contained herein shall act as a waiver or excuse of performance of any obligations contained in the Documents. No waiver, modification or amendment of any provision of this agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.



                                       Very truly yours,

                                       LAURUS MASTER FUND, LTD.


                                       By:________________________________
                                          Name:
                                          Title:


The foregoing is hereby accepted and agreed to as of the date set forth above:


NORTH TEXAS STEEL COMPANY, INC.


By:___________________________
         Name:
         Title:


OMAHA HOLDINGS CORP.


By:___________________________
         Name:
         Title:


AMERICAN TECHNOLOGIES GROUP, INC.


By:___________________________
         Name:
         Title: